Exhibit 99.1

PENNY HUGHES JOINS GAP INC. BOARD OF DIRECTORS

SAN FRANCISCO—October 3, 2002—Gap Inc. (NYSE:GPS) today announced that Penny Hughes, a former Coca-Cola executive in Europe with more than 14 years of international brand management experience, is joining the company’s Board of Directors.

Ms. Hughes, 43, was an executive with Coca-Cola for 10 years in the United Kingdom and held extensive operational and strategic responsibilities in the company’s international division. She served as Coca-Cola’s President of U.K. and Ireland operations before leaving the company in 1994.

Prior to joining Coca-Cola, Ms. Hughes worked in the United Kingdom for the Milk Marketing Board and Procter & Gamble. Ms. Hughes currently works as a consultant and serves on the boards of several European-based companies, including Vodafone and Swedish bank SEB. Ms. Hughes also previously served as a board member of Body Shop International for seven years.

“We’re extremely pleased to have Ms. Hughes join our board,” said Gap Inc. Chairman Donald G. Fisher. “Her strong international brand management and global operations experience will be a great benefit to our company and shareholders.”

Ms. Hughes will serve on the Board’s Audit and Finance and Corporate Governance Committees.

The company also announced that Steve Jobs, CEO of Apple and Chairman and CEO of Pixar Animation Studios, resigned from Gap Inc.’s Board of Directors earlier this week to focus on other priorities.

“On behalf of the Board, I’d like to thank Steve for his contributions,” Mr. Fisher said.

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2001 sales exceeded $13.8 billion. As of August 31, 2002, Gap Inc. operated 4,263 store concepts (3,142 store locations) in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

Gap Inc. Media Contact:
Alan Marks
415-427-6561